EXHIBIT 10.81
DATED THIS    17 JUN 2011   DAY OF , 2011

BETWEEN

TRIO-TECH (MALAYSIA) SDN. BHD.
[ COMPANY NO. 105390-V ]

(THE VENDOR)

AND

AAEON TECHNOLOGY (M) SDN. BHD. [ COMPANY NO. 941760-T ]

(THE PURCHASER)

SALE AND PURCHASE AGREEMENT

Solicitors for the Vendor

M/S WONG LU PEEN & TUNXU ALINA
Advocates & Solicitors
No. 21-6, Block B, Boulevard Office,
Mid Valley City, Lingkaran Syed Putra,
59200 Kuala Lumpur
E-mail : www.wlpta.com.my
Tel No. : 03-29388811
Fax No. : 03-29388822
[Ref No.]
Solicitors for the Purchaser

M/S TAN & SIAH
Advocates and Solicitors
1st Floor, No. 7, Jalan Maju,
14000 Bukit Mertajam,
Pulau Pinang.
E-mail : tanandsiah@yahoo.com
Tel No : 04-5403168 8s 5403169
Fax No : 04-5403167
[Ref. No. ATM/ll/SSL/sf]

AN AGREEMENT made the day and year set out in Section 1 of the First Schedule hereto Between the party whose name and description are set out in Section 2 of the First Schedule hereto [hereinafter called "the Vendor (s)") of the one part and the party whose name and description are set out in Section 3 of the First Schedule hereto (hereinafter called "the Purchaser(s)") of the other part.

WHEREAS the Vendor(s) is the beneficial or registered proprietor of that property more particularly referred to and described in Section 4 of the First Schedule hereto (hereinafter referred to as "the said property").

WHEREAS the Vendor(s) declares that as at the date of this Agreement the said property is free from any the charge or encumbrance,.

AND WHEREAS the Vendor(s) has agreed to sell and the Purchaser(s) has agreed to purchase the said property for the consideration and upon the terms and conditions hereinafter appearing.

NOW THIS AGREEMENT WITNESSETH as follows:-

1.    AGREEMENT TO SELL, AND PURCHASE

In consideration of the sum specified in Section 6 of the First Schedule hereto now paid by the Purchaser(s) to the Vendor(s)' solicitors as deposit and part payment towards the purchase price (the receipt whereof the Vendor(s) hereby acknowledges), the Vendor(s) hereby agrees to sell and the Purchaser(s) hereby agrees to purchase the said property as-is-where-is free from all encumbrances but otherwise subject to all conditions and restrictions whether expressed or implied contained in the document of title to the said property at the total purchase price specified in Section 7 of the First Schedule hereto upon the terms and subject to the conditions hereinafter appearing.

2.    MANNER OF PAYMENT

2.1
The balance purchase price of the sum specified in Section 8 of the First Schedule hereto (hereinafter referred to as "the balance purchase price") shall be paid in full by the Purchaser(s) to the Vendor(s) or the Vendor(s)' solicitors on or before the time and in the manner specified in Section 9 of the First Schedule hereto PROVIDED ALWAYS THAT The balance purchase price and all lawful deductions or payments, shall be released or paid by the Vendor's Solicitors to the Vendor upon the expiry of fourteen (14) days from the presentation of later of the Transfer.

2.2	The date on which the balance purchase price together with all interest (if any due) is paid shall hereinafter be referred to as "the Completion Date",

2.3
The balance purchase price shall first be applied towards payment of the redemption moneys, if any, due or owing by the Vendor(s) in respect of any charge or encumbrance over the said property. Before payment over to the

Vendor(s) such redemption moneys may at the discretion of the Purchaser(s) be paid directly to the chargee or body or person concerned with such encumbrance.

3.    EXTENSION OF TIME

(a)
The Vendor(s) hereby agrees to grant to the Purchaser(s) an extension of time, if any, specified in Section 12 of the First Schedule to complete the purchase of the Property subject to the payment of interest at the rate stipulated in Section 13 of the First Schedule before the extension by the Purchaser(s) to the Vendor(s) on the outstanding sum of the Purchase Price due and owing to the Vendor(s), Should the outstanding sum of the Purchase Price be paid before the expiry of the extended period, the Purchasers] shall be entitled to the refund of all excess interest paid to the Vendor(s) or to deduct from such outstanding sum all excess interest paid to the Vendor(s). If such outstanding sum is not paid upon expiry of the extended period, the interest paid shall, in addition to the forfeiture sum stipulated in Section 11 of the First Schedule be forfeited by the Vendor(s) as liquidated damages.

(b)
It is hereby agreed that the Purchaser(s) shall not liable to pay interest on any day in which any delay is attributable to or caused by the Vendor(s), or the Vendor(s)' Solicitors, including but not limited to any delay attributable to :

(i)
the Vendor(s)'s failure to furnish to the Financier or the Financier's solicitors the Vendor(s)'s undertaking and or the issue document of title to the said property to refund the loan and or the issue document of title to the said property within the fourteen (14) days referred to in Clause 3 of the Second Schedule ;

and the number of days delayed in excess of the aforesaid fourteen (14) days shall not be computed as part of the aforesaid time to settle the Balance Purchase Price.

4.    CAVEAT

Upon execution of this Agreement, the Purchaser(s) shall be entitled at his own cost and expense to lodge a private caveat against the said property PROVIDED THAT the Purchasers) shall at the same time execute in escrow the Notice of Withdrawal of Private Caveat in the form prescribed by the National Land Code which Notice shall be deposited with his solicitors for safe keeping. In the event the Purchaser(s) fails to pay the balance purchase price in accordance with Clause 2 above then his solicitors are hereby authorised to forthwith present such Notice at the relevant Land Office/Registry to effect the withdrawal of the private caveat at the expense of the Purchaser(s).

5.   CONSENT (as indicated in the Issue Document of Title)

(a)
The sale of the Property is conditional upon the receipt of (i) the PDC Consent (ii) the SA Consent and (hi) S433B Consent referred to in Section 15 of the First Schedule (the "PDC Consent" the "SA Consent" and "S433B Consent" hereinafter collectively referred to as "the Consents").

(b)
The Vendor(s) shall within fourteen (14) days Agreement or fourteen (14) days of receipt by the Vendor's Solicitors of the duly completed forms and documents required (including Purchaser's Resolution to acquire the Property, certified true copy of the Purchaser's Form 24, 44 & 49 and Memorandum and Articles of Association) from the Purchaser whichever shall be the later (which duly completed forms and documents required shall be delivered by the Purchaser to the Vendor's Solicitors within fourteen (14) days from the date of this Agreement or within fourteen (14) Days of the date of receipt of the forms for completion which ever shall be the latter) apply for the PDC Consent and upon receipt thereof proceed to apply for the SA Consent and concurrently the Purchaser shall apply for the S433B Consent. Notwithstanding the aforesaid the parties acknowledge that the application for the SA Consent and S433 Consent shall be made concurrently in the same form which shall be applied for and submitted by the Vendor's Solicitor.

(c)
In the event the Consents are not obtained within the period stipulated in Section 16 of the First Schedule after having used its best endeavours either party shall be to terminate this Agreement and upon such termination the Vendor(s) shall refund all monies paid by the Purchaser(s) in exchange for (a) all documents released by the Vendor and the Transfer thereafter this Agreement shall be null and void and be of no further effect and neither party shall have any right or claim against the other. .In such event, in accordance with the terms herein together and the Purchaser(s) shall forthwith at his own costs and expenses withdraw the Private Caveat lodged by him (if any), and.thereupon this Agreement shall become null and void.

(d)	This Agreement shall become unconditional on the date the Purchaser's Solicitors receipt of the SA Consent and such date shall be referred to as the "Unconditional Date".

6.    MEMORANDUM OF TRANSFER

The Vendor(s) shall execute a valid and registrable memorandum of transfer ("Transfer") of the said property in favour of the Purchaser(s) or his nominee or nominees at the time in the manner and upon the terms and conditions stipulated in the Second Schedule.

7.    APPOINTMENT OF SOLICITORS

The parties hereto hereby respectively appoint the firm of solicitors more particularly described in Section 10 of the First Schedule to act on their behalf in respect of this Agreement as well as in the transfer of the said property from the Vendor(s] to the Purchaser(s).

8.    COMPLETION OF SALE

Completion of the Sale and Purchase shall take place at the office of the Vendor(s)'s solicitors on or before expiry of the period referred to in Section 9 of the First Schedule herein.

9.    EVENT OF DEFAULT

If the Purchaser(s) shall fail to pay the balance purchase price or any part thereof pursuant to Clause 2 above, the amount stipulated in Section 11 of the First Schedule paid by the Purchaser(s) under Clause 1 above shall be forfeited absolutely to the Vendor(s) as agreed liquidated damages and the Vendor(s) shall at the time of such forfeiture refund to the Purchaser(s) the balance money paid by the Purchasers] to the Vendor(s) whereupon this Agreement shall become null and void and of no further effect and neither party shall have any claim whatsoever against the other under or in respect of this Agreement (save the return of any documents belonging to the Vendor(s]] and the Vendor(s) shall have the right to re-sell the said property to such person in such manner at such price and on such terms as the Vendor(s] may think fit and the Purchasers] shall have no right to any part of the purchase money thereby arising.

10.  NON-REGISTRATION OF TRANSFER

10.1
Subject to this Agreement becoming unconditional in all respects, in the event that the Vendor commits a breach or is in breach of any of its obligations under this Agreement and the Vendor fails to remedy such breach within thirty (30] Business Days of a notice served on the Vendor to do so, then the Purchasers] shall be entitled at its option to take such action to enforce this Agreement by specific performance and such other remedies available in law.

10.2
In the alternative, the Purchasers] shall be entitled at its option to terminate this Agreement and upon receipt of such notice the Vendor(s] shall within fourteen (14] days refund the full purchase price free of interest in addition to therewith pay the amount stipulated in Section 11 of the First Schedule paid by the Purchaser(s] under Clause 1 above as agreed liquidated damages whereupon the Vendor(s] shall forthwith make such refund, notwithstanding that part of the purchase price which was released to the Inland Revenue Board pursuant to Clause 18 below may not have been refunded by the said Board, and the Purchaserfs] shall return vacant possession of the said property to the Vendor(s] if the same has already been delivered and thereafter this Agreement shall be treated as terminated.

11.   CONDITIONS OF SALE

The Sale and Purchase of the said property shall be subject to the following conditions:

(a)	the Vendor(s) deducing a good, registrable and marketable title to the said property;

(b)	The said property shall be free from all encumbrances whatsoever;
(c)	The issue document of title of the said property shall be produced and delivered to the Purchaser(s) in accordance with the terms of this Agreement; and

(d)
 the Vendor shall use irs best endeavours to rectify any defect in the title to the said property at its own cost and expense and it is expressly agreed that the period of time taken for rectification by the relevant authorities shall not be taken into account or be excluded in computing the Completion Date.

12.    STATE AND CONDITION OF THE PROPERTY

The sale and purchase of the Property shall be further subject to the following conditions:-

(a)	the Purchaser(s) shall be deemed to have taken notice of the actual state and condition of the said property; and
(b)
 the Vendor(s) hereby covenant(s) with the Purchaser(s) that the said property shall substantially be in and of the same condition state nature and character at the date of delivery as it is at the date of this Agreement.

13.    REIMBURSEMENT OF SINKING FUND (IF APPLICABLE)

It is agreed between the parties hereto that the sale herein is inclusive of the sinking fund and maintenance deposit(s) (if any). Therefore, the Purchaser(s) is not required to reimburse the said sinking fund and maintenance deposit(s) to the Vendor(s).

14.    GOVERNMENT AND LOCAL BODY REQUIREMENTS

14.1
The said property is open to inspection and the Purchaser(s) shall be held to have had notice of all notices reservations road widening schemes and requirements of the Government and the local authority and all such notices reservations schemes and requirements shall be complied with by and at the expense of the Purchaser(s).

14.2
The said property is likewise sold subject to road deviation or widening drainage or improvements or other schemes or matters affecting the said property and the Purchasers) shall be deemed to have had full knowledge of the nature and effect thereof and shall make no objection or requisition in respect thereof.

14.3
Notwithstanding the above, the Vendor(s) shall indemnify the Purchaser(s) in respect of any loss or damage suffered by the Purchaser(s) as a result of any penalty or fine imposed by the relevant authorities against the Vendor(s) or in respect of the said Property, whether as a result of the business for which the said property is used or otherwise, prior to the Completion Date or handover of the said property to the Purchaser(s) whichever is earlier.

15.    DELIVERY OF VACANT POSSESSION

The Vendor(s) shall deliver up vacant possession of the said property to the Purchaser(s) at the time and in the manner provided in the Third Schedule hereto.

16.    ACQUISITION

16.1
The Vendor (s) hereby declares that as at the date hereof the said property is not subject to acquisition under the Land Acquisition Act, 1960 or any other legislation and the Purchaser^} shall not raise any objection or requisition on this behalf.

16.2
If the said property or any part thereof shall be or become affected by any notice of acquisition under the Land Acquisition Act, 1960 or any other legislation on or before the Completion Date the Vendor(s) shall give notice thereof to the Purchaser(s) within fourteen (14] days of receipt thereof. The Purchasers] shall be entitled to determine this Agreement if he does not intend to proceed with the purchase of the said property.

16.3	The Purchasers] shall as soon as possible but in any event not later than fourteen (14] days after receipt of the notice notify the Vendor(s] of his decision in writing.

16.4
If the Purchasers] intends to proceed with the purchase, the Vendor(s] shall give notice to the acquisition authority of the Purchaser(s)'s interest in the said property and all compensation payable in respect of such acquisition shall belong to the Purchaser(s) but only upon completion of the Sale and Purchase of the said property and after the Vendor(s] has received the full purchase price under this Agreement.

16.5
If the Purchaser(s] decides not to proceed with the purchase, all monies paid hereunder shall be refunded forthwith to the Purchaser(s] free of interest and the Purchaser(s] shall simultaneously return all documents belonging to the Vendor(s) whereupon this Agreement shall determine and neither party shall have any further claim against the other.

17.    ERROR OR MISDESCRIPTION

The said property is believed to be correctly described and no error or misdescription or omission shall annul the Sale and Purchase of the said property between the Vendor(s) and the Purchaser(s) or be the subject of compensation by either party,

18.    REAL PROPERTY GAINS TAX

18.1
The Vendor(s) and the Purchasers] hereby agree covenant and undertake with each other that they shall within 60 days from the Unconditional Date hereof or such time as provided for in the Real Property Gains Tax Act, 1976 notify the Director-General of Inland Revenue of the of the sale and Purchase of the Property in the manner required by the said Act. Each party's Solicitor shall further provided evidence of such notification or submission of the relevant form to the other party's Solicitor.

18.2
The Vendor purchased the Property more than five (5] years ago and as such shall be exempted from any real property gain tax and shall cause the Vendor's Solicitors shall within fifty(50] days of the Unconditional Date submit the Borang CKHT 1A and 3 to the Director General of Inland Revenue and serve a copy of the same duly acknowledged the Director General of Inland Revenue ("DGIR") on the Purchaser's Solicitors duly acknowledged by the DGIR so as to facilitate the Purchaser's Solicitors to submit the prescribed Form CKHT2A on the Purchaser's behalf.

18.3
The Vendorfs) hereby authorize the Vendor's solicitors to retain such sum as specified in Section 14 of the First Schedule from the deposit and to forward the said sum to the Inland Revenue pursuant to Clause 18.2 above in the event the Vendor fails to file the Borang CKHT 3 The Vendor's Solicitors shall release the said sum to the Vendor. The said sum shall constitute part of the Deposit and be deemed paid to the Vendor(s] towards account of the purchase price.

18.4
If the Real Property Gains Tax against the Vendorfs] shall exceed the sum paid hereunder to the Inland Revenue by the Purchasers] then the Vendor(s] shall pay the difference thereon and the Vendor(s] hereby undertakes to pay whatsoever Real Property Gains Tax derived out of the disposal of the Property and shall indemnify the Purchasers] or the Purchaser(s]' Solicitors against all claim liabilities losses damages costs and expenses whatsoever pursuant to the Real Property Gains Tax Act 1976.

18.5
Notwithstanding payment of the said sum to the Inland Revenue pursuant to Clause 18.3, the Vendor hereby agrees that the Purchaser(s)' solicitors shall not be responsible for the refund of the said sum or any part thereof by the Inland Revenue and the Vendor hereby agrees and declares that all subsequent dealings with the Inlang Revenue shall be the sole responsibility of the Vendor(s).

19.    RENTS AND PROFITS

As from payment of full purchase price and late payment interest, if any, and apportioned outgoings, the Purchaser(s) shall be entitled to the rents and profits of the said property,

20.    PAYMENT OF OUTGOINGS

All quit rent, rates, assessments and other outgoings (if any) in respect of the said property shall be apportioned between the parties hereto as at the Completion Date or the date of delivery of vacant possession whichever s the earlier and any sum or sums due by virtue of such apportionment shall be paid or allowed as the case may be PROVIDED ALWAYS that the Vendor(s) shall indemnify the Purchaser(s) in respect of any loss or penalty imposed by reason of any late payment of outgoings for any period prior to the Completion Date.

21.    SPECIFIC PERFORMANCE

The Purchaser(s) is entitled at the costs and expenses of the Vendor(s] to specific performance of the terms of this Agreement.

22.    TIME OF THE ESSENCE

Time whenever mentioned shall be of the essence of this Agreement.

23.    COSTS

The Purchaser(s) shall bear all the solicitors' costs and expenses of and incidental to the preparation and execution of this Agreement including the stamp duty and registration fees in respect of the Transfer.

24.    NOTICE

Any notice to be given under this Agreement shall be in writing and shall be deemed to be sufficiently served:-

24.1
if it is sent by prepaid registered post addressed to the other party at the address hereinbefore mentioned or to his solicitors and in such a case it shall be deemed (whether it is actually delivered or not) to have been received at the time when such registered letter would in the ordinary course be delivered; or

24.2	if it is despatched by hand to the solicitors for the other party.

25.    PASSING OF RISK

It is hereby mutually agreed by the parties hereto,) that risk to the said Property shall only pass to the Purchaser(s) on the Completion Date or the date of delivery of vacant possession whichever is the earlier.

26.    LAST DAY FOR COMPLETION

When the Completion Date or the last day for doing any act or thing or taking step hereunder would but for this provision is a Sunday or a holiday such last day shall instead be the following working day,

27.    SCHEDULES

The First, Second, Third, Fourth and Fifth Schedules hereto shall be taken read and construed as essential parts of this Agreement and the special conditions, if any, set out in the Fourth Schedule hereto shall prevail if there is any conflict, discrepancy or variance between the special conditions as set out in the Fourth Schedule hereto and any other terms or conditions of this Agreement.

28.    SUCCESSORS BOUND

This Agreement shall bind the personal representatives heirs successors-in-title and assigns of the Vendor(s] and Purchasers) respectively.

29.    LEGAL AND EQUITABLE TITLE

The Vendor(s) hereby expressly agrees and confirms that as from the Completion Date, the Vendor(s) shall have no right title interest or anything whatsoever in and to the said Property or any part thereof and the Vendor(s] hereby expressly further acknowledges that as from the date thereof the Purchasers] is the person entitled to the legal and equitable title and interest in and to the said Property.

30.    KNOWLEDGE OR ACQUIESCENCE

Knowledge or acquiescence by any party hereto of any breach of any of the terms, conditions or covenants herein contained shall not operate as or be deemed to be a waiver of such terms, conditions or covenants of any of them and notwithstanding such knowledge or acquiescence, each party hereto shall be entitled to exercise his respective rights under this Agreement and to require strict performance by the other of the terms, conditions and covenants herein. No single or partial exercise of any right power or privilege by any party hereto shall preclude any other of further exercise thereof or the exercise of any other right power or privilege.

31.    RESTRICTION AGAINST OTHER DEALINGS

The Vendor[s] hereby agree[s], covenant[s] and undertake(s] that he/they will not deal with or enter into any transaction to deal with the said Property including but not limited to any sale, transfer, charge, lease or lien of the said Property which shall result in any charge or effect whether adversely or not in or to the position of the Purchaser(s) as beneficial owner(s) of the said Property, so long as this Agreement has not been terminated or rescinded lawfully.

32.    PAYMENT

32.1	Any payment to be made by the Purchaser to the Vendor shall be deemed made to the Vendor if paid to the Vendor's Solicitors whose receipt shall be a good and sufficient discharge to the Vendor.

33.    DEFINITION AND INTERPRETATION

In this Agreement, unless there is something in the subject or context inconsistent with such construction or unless it is otherwise expressly provided :

(a)	words importing the masculine gender only shall include the feminine and neuter genders and vice versa ;
(b)	words in the singular number only shall include the plural number and vice versa;
(c)
a period of days from the happening of an event or the doing of any act or thing is done and if the last day of the period is a weekly holiday or a public holiday (hereinafter referred to as "the excluded day"] the period shall include the day next following which is not an excluded day;

(d)	the expression "Ringgit Malaysia" and the abbreviation "RM" shall mean the lawful currency of Malaysia ;
(e)	references of Clauses are to be construed as references to Clauses of this Agreement;
(f)	references to the provisions of any legislation include a reference to any statutory modification and re-enactment thereof;
(g)
where there are two (2) or more persons or parties included or comprised in the expression "the Vendor(s)" or "the Purchasers]") the agreements covenants terms stipulations and undertakings expressed to be made by and on the part of the Vendor(s) or the Purchasers] as the case may be shall be deemed to be made or binding upon such persons or parties jointly and severally.

(The remainder of this page is intentionally left blank]

THE FIRST SCHEDULE

Section	Item	Particulars
1.	The date of this Agreement:	J 7 JUN 2011
2.	Name and description of the Vendor(s):
TRIO-TECH (MALAYSIA) SDN. BHD. (Company No.l05390-V), a company incorporated in Malaysia with its registered address at Suite 18.05, MWE Plaza, 8, Lebuh Farquhar, Georgetown, 10400 Pulau Pinang and having a place of business at Lot 11A, Jalan SS8/2, Sungai Way Free Industrial Zone, Petaling Jaya, 47300 Selangor.

3.	Name and description of the Purchaser(s):	AAEON TECHNOLOGY (M) SDN. BHD. (Company No. 941760-T), a company incorporated in Malaysia with its registered address at No. 51, 1st Floor, Jalan Juru, Taman Juru, 14100 Simpang Ampat, Pulau Pinang.
4.	Description of the said property:	All that piece of land and hereditaments known as LOT. NO. 5840, Mukim 12, Daerah Barat Daya, Negeri Pulau Pinang held under H.S. (D) 19983 together with a factory erected thereon.
5.	Description of the charge or encumbrance:	Not Applicable
6.	The amount of deposit payable upon execution of this Agreement:	Ringgit Malaysia Three Hundred Fifty Five Thousand (RM355,000.00) only to be held by the Vendor(s)' solicitors as stakeholder sum only to be released to the Vendor(s) or the Director General of Inland Revenue (as the case may be) upon the Unconditional Date
7.	The purchase price of the said property:	Ringgit Malaysia Three Million Five Hundred And Fifty Thousand (RMS,550,000.00) only
8.	The amount of balance purchase price:	Ringgit Malaysia Three Million One Hundred And Ninety Five Thousand (RM3,195,000.00) only
9.	Time and manner of payment of the balance purchase price:	Within three (3) months from the date of receipt by the Purchaser(s)' solicitors "of the Consents with an automatic extension of one (1) month PROVIDED that a late payment interest of 8.5% per annum on the unpaid purchase price to be calculated on a daily basis is paid to the Vendor(s).

10.	The Solicitors:
Vendor:
WONG LU PEEN & TUNKU ALINA Advocates & Solicitors
No. 21-6, Block B, The Boulevard,
Mid Valley City,
Lingkaran Syed Putra,
59200 Kuala Lumpur
Tel: 03-29388811
Fax: 03-29388822

Purchaser:
TAN & SIAH Advocates & Solicitors
1st Floor, No. 7, Jalan Maju, 14000 Bukit Mertajam, Penang. TEL: 04-5403168 FAX: 04-5403167

11.	The amount of forfeitable deposit:	Ringgit Malaysia Three Hundred Fifty Five Thousand (RM 355,000.00) only
12.	Extension of time	One (1) month
13.	Late payment interest / Late delivery interest	Eight point five (8.5) per centum per annum on the daily basis
14.	Amount retained for payment of RPGT	Ringgit Malaysia Seventy One Thousand (RM71,000.00) only
15.	Consent
(i)     The letter of support or consent of the Penang Development Authority ("PDC Consent");

(ii)     The consent of the State Authority
as required in the restriction in
interest on the issue document of
title ("State Authority Consent")

(iii)     The consent of the State Authority
under Section 433B of the National Land Code (S 433B Consent") by virtue  of  the fact that the Purchaser is a foreign company ("S433B Consent").

16.	Consent period	Six (6) months

THE SECOND SCHEDULE

1.
The Purchaser(s) hereby gives notice to the Vendor(s) that he intends to obtain a loan from a bank or financial institution (hereinafter referred to as "the Financier") to finance the payment of the balance purchase price.

2.
The Vendor(s) shall upon execution hereof, execute a valid and registrable memorandum of transfer ("Transfer") of the said property in favour of the Purchaser(s) or his nominee or nominees and deliver the same to the Purchaser(s)'s solicitors who are hereby authorised to forward such Transfer to the relevant authority for the purpose of stamp duty adjudication. However, the parties hereby expressly confirm that notwithstanding the execution of the Transfer and the acknowledge of receipt of the consideration stated in the Transfer, it shall not be construed as payment in full of the consideration stated therein and the said property shall not be deemed to be transferred to the Purchaser(s) by the Vendor(s) until the full purchase price has been paid by the Purchaser(s) to the Vendor(s).

3.
If the said property is not subject to any charge, upon approval of the loan from the Financier, the Purchaser(s) shall deliver to the Vendor(s) a letter of undertaking from the Financier or the Financier's solicitors to release the loan on or before the Completion Date to the Vendor(s) or the Vendor(s)'s solicitors. Upon receipt of such letter of undertaking and subject to the Purchaser(s) having paid the difference between the purchase price and the loan to the Vendor(s) or the Vendor(s)'s solicitors, the Vendor(s)'s solicitors shall forward the issue document of title to the Purchaser(s)'s solicitors or the Financier's solicitors, if different from the Purchaser(s)'s solicitors, to effect the registration of the said Transfer.

THE THIRD SCHEDULE

1.
The Vendor(s) shall deliver vacant possession of the said Property to the Purchaser(s) within five (5 working days from the date of full payment of the balance purchase price, together with late payment interest and apportioned outgoings, if any, to the Vendor(s)' solicitors

THE FOURTH SCHEDULE

1.
In the event the Vendor(s) fails to deliver vacant possession of the said property within the time stipulated in the Third Schedule, the Purchaser(s) shall be at liberty to pay to the Purchaser(s) a late delivery interest as described in Section 13 of the First Schedule hereto calculated on a daily basis against the purchase price.

2.	It is hereby agreed that the fixtures and fittings as set out in the Fifth Schedule, if any, shall form part of the said property.

3.	The sale and purchase of the said property shall be further subject to the following conditions:

Company

    The vendor hereby represent and warrants that the Vendor has the right and power to sell and execute all documents pertaining to the sale and transfer of the said Property, that it has not been would up, that is has not committed any act of winding up and that the sale and purchase herein agreed will confer on the Purchaser a good, clean and undisputed title to the said Property and that a resolution duly passed by the Vendor's Board of Directors authorising the aforesaid shall be forwarded to the Purchasers]' Solicitors upon the execution of this Agreement.

THE FIFTH SCHEDULE

As-is-where-is Basis

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above written.

SIGNED and DELIVERED for and on behalf of the Vendor(s) abovenamed in the presence of:

By:
SOON SIEW KUAN,
(Singapore Passport No. E0268942N)

By:
LEE BEE NEE
(NRIC No. 610611-02-5492)

SIGNED and DELIVERED for and on behalf of the Purchaser(s) abovenamed in the presence of:

By:
Aaeon Technology Sdn. Bhd.

By:
Sian Song Lin Advocate & Solicitor Penang